Exhibit (h)(16)

Form Of

Amendment No. 3 to Transfer Agency and Service Agreement

This Amendment No. 3 dated as of                 , 2009 (this “Amendment”) is to the Transfer Agency and Service Agreement dated October 1, 2007 (the “Agreement”), as amended, by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.             Effective as of the date of this Amendment, Schedule A to the Agreement is replaced in its entirety with the new Schedule A attached hereto and incorporated by reference herein.

2.             Effective as of the date of this Amendment, Schedule B to the Agreement is replaced in its entirety with the new Schedule B attached hereto and incorporated by reference herein.

3.             Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST	ALPS FUND SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

Fund List

ALPS/Red Rocks Listed Private Equity Fund
(formerly, Listed Private Equity Fund) (Classes A, I and R)
Activa Value Fund (Classes A and I)
ALPS/GNI Long-Short Fund (Classes A and I)

SCHEDULE B

Fee Schedule

I.      ALPS/Red Rocks Listed Private Equity Fund (Classes A, I and R):

Fees:  Fees are billed on a monthly basis at a rate of 1/12 of the annual fee.  A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fee Per Account
0-10,000	$15
10,001-30,000	$14
30,001-50,000	$13
50,000 and above	$12

Annual Inactive Account Fee:  $5.50 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months).

Annual Closed Account Fee:  $0.50 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months).

II.    Activa Value Fund (Classes A and R):

Fees:  The fees for the services to be provided to the Trust on behalf of the Activa Value Fund by ALPS pursuant to the Agreement are included in the fees set forth in Appendix C of Amendment No. 1 to the Fund Accounting and Administration Agreement between the Trust and ALPS dated the same date as this Amendment.

III.   ALPS/GNI Long-Short Fund (Classes A and I):

Fees:  Fees are billed on a monthly basis at a rate of 1/12 of the annual fee.  A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fee Per Account
0-10,000	$15
10,001-30,000	$14
30,001-50,000	$13
50,000 and above	$12

Annual Inactive Account Fee:  $5.50 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months).

Annual Closed Account Fee:  $0.50 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months).

* * * * *

OUT-OF-POCKET FEES AND EXPENSES:

The following list includes some, but not all, of the out-of-pocket fees and expenses that may be incurred by ALPS from outside vendors.  All out-of-pocket fees and expenses, whether or not listed below, are passed directly through at cost to ALPS’ clients as out-of-pocket fees and expenses:

•                  Monthly NSCC-interface fees

•                  22c2 fees

•                  The cost of printing and mailing shareholder confirmations and statements

•                  Fulfillment costs

•                  Statement and confirmation production

•                  The cost of fund-specific statement paper and envelopes

•                  Postage including advances

•                  Wire fees and other bank charges

•                  Sales reporting fees

•                  Private label of money market fund fees

•                  Telephone

•                  Records storage/retrieval

•                  Control review reports

•                  Customized programming/reporting

•                  Retirement account disclosure statement language

•                  Other miscellaneous expenses that may occur at the Trust’s discretion